Exhibit 10.1

FORM OF

AMENDMENT TO SUPPORT AGREEMENT

This AMENDMENT TO SUPPORT AGREEMENT (this “Amendment”), dated as of August 16, 2016, is entered into by and among W&T Offshore, Inc., a Texas corporation (the “Company”) and each of the holders of the Company’s 8.500% Senior Notes due 2019 listed on the signature pages hereto (each a “Holder” and, collectively, the “Holders”).

WHEREAS, the Company and the Holders are party to that certain Support Agreement, dated as of July 11, 2016 (as amended, supplemented or otherwise modified, the “Support Agreement”);

WHEREAS, the Company and the Holders have agreed to eliminate the Minimum Tender Condition as a condition to their respective obligations to consummate the Transactions;

WHEREAS, the Company has agreed to increase the maximum number of Shares being offered in connection with the Exchange Offer from 62,100,000 Shares to 76,590,000 Shares, which will represent approximately 50% of the Company’s Total Equity (the “Consideration Increase”);

WHEREAS, the Company and the Holders each desire to enter into this Amendment in order to eliminate the Minimum Tender Condition and agree to the Consideration Increase; and

WHEREAS, the Company will amend the Exchange Offer pursuant to an amendment to the Offering Memorandum (the “Exchange Offer Amendment”), the form of which is attached hereto as Exhibit A.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Each capitalized term that is defined in the Support Agreement, but that is not defined in this Amendment, shall have the meaning ascribed such term in the Support Agreement. Unless otherwise indicated, all section references in this Amendment refer to the Support Agreement.

2. Amendments.

2.1 Amendment to Section 1(r). Section 1(r) shall be amended and restated in its entirety to read in full as follows:

(r) “Exchange Consideration” means for each $1,000.00 face amount of Existing Notes, (i) if tendered prior to the Early Tender Deadline, (A) 85.1 Shares, (B) $225 in principal amount of the New Second Lien Notes and (C) $200 in principal amount of New Unsecured Notes, and (ii) if tendered on or after the Early Tender Deadline, (A) 85.1 Shares, (B) $200 in principal amount of the New Second Lien Notes and (C) $200 in principal amount of New Unsecured Notes.

2.2 Amendment to Section 1(ee). Section 1(ee) shall be amended and restated in its entirety to read in full as follows:

[Reserved].

2.3 Amendment to Section 1(jj). Section 1(jj) shall be amended and restated in its entirety to read in full as follows:

(jj) “New Third Lien Notes” has the meaning set forth in the introductory paragraphs herein; provided, however, the provisions set forth under “Contingent Collateral” in Exhibit F shall be made a part of the terms of the New Third Lien Notes.

Further, each reference to “New Unsecured Notes” and “New Unsecured Notes Indenture” in the Support Agreement shall be replaced with references to “New Third Lien Notes” and “New Third Lien Notes Indenture”, respectively.

2.4 Amendment to Section 3(b)(3). Section 3(b)(3) shall be amended and restated in its entirety to read in full as follows:

[Reserved];

2.5 Amendment to Section 7(f). Section 7(f) shall be amended and restated in its entirety to read in full as follows:

[Reserved].

2.6 Amendment to Section 7(g). Section 7(g)(2) shall be amended and restated in its entirety to read in full as follows:

(2) an amendment to the First Lien Credit Agreement substantially in accordance with the terms set forth in the Fourth Amendment to Fifth Amended and Restated Credit Agreement, the form of which was filed with the Securities and Exchange Commission on Form 8-K on July 29, 2016, with such changes as necessary to permit the consummation of the Exchange Offer taking into account the amended Exchange Consideration as set forth in this Support Agreement, as amended;

2.7 Amendment to Section 7(i). Section 7(i) shall be amended and restated in its entirety to read in full as follows:

(i) it will furnish to the Holders at or prior to 12:00 pm (New York City time) on each of the expiration date of the Exchange Offer and the date of Consummation of the Exchange Offer, a certificate, signed by an executive officer of the Company and dated as of each respective date, to the effect that the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of each respective date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), with the same effect as if made on such dates.

2.8 Amendment to Section 7(j). Section 7(j) shall be amended and restated in its entirety to read in full as follows:

(j) for so long as the Holders own, in the aggregate, more than $50 million in total debt of the Company in the form of (i) loans under the term loan credit agreement, dated May 11, 2015, among the Company, as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral trustee and the various other parties thereto, (ii) loans under the New Capital Financing facility, (iii) New Second Lien Notes and (iv) New Third Lien Notes, the Company will not enter into any agreement or consummate any exchange or enter into any Participation Agreement or repurchase or consent to any repurchase of or exchange for the Existing Notes on terms more favorable to any such holder of Existing

Notes (such consideration, the “Preferential Alternate Consideration”) than the terms provided to the Holders under this Agreement and will not offer convertible securities or warrants as consideration for any agreement or consent to or repurchase of or exchange for Existing Notes. Without limitation, until June 15, 2018, consideration for any alternate agreement or repurchase or exchange of Existing Notes will be deemed to be Preferential Alternate Consideration if such consideration includes (i) any combination of debt obligations which in the aggregate exceed $425 in principal amount per $1,000 of Existing Notes exchanged, (ii) any debt obligations with an interest rate payable, whether payable in cash or in kind, in excess of the cash interest rate payable on the New Third Lien Notes, (iii) any debt obligations with a shorter PIK interest period, larger aggregate cash payment amount or more restrictive covenants than any of the New Second Lien Notes or the New Third Lien Notes, (iv) any debt obligations with a maturity date earlier than any of the New Second Lien Notes or the New Third Lien Notes, (v) any secured debt obligations with senior lien priority than the New Third Lien Notes with respect to the collateral securing such debt obligations, provided that up to $225 in principal amount of secured debt obligations with lien priority equal to that of the New Second Lien Notes may be offered in exchange per $1,000 principal amount of Existing Notes, (vi) any debt obligations senior in right of payment to any of the New Second Lien Notes or the New Third Lien Notes or (vii) more than 85.1 Shares or any amount of securities convertible into an amount greater than 85.1 Shares per $1,000 of Existing Notes. For the avoidance of doubt, this Section 7(j) shall prohibit cash payments prior to June 15, 2018 in connection with repurchases or exchanges of Existing Notes except as otherwise agreed to by the Required Holders and the Company. From and after June 15, 2018, the determination of Preferential Alternate Consideration shall be made by a fair market value determination of such consideration and the fair market value determination of the Exchange Consideration as of the date that is two business days prior to the announcement of any such proposed exchange or agreement (the “FMV Determination Date”); provided that consideration for any alternate agreement or repurchase or exchange of Existing Notes from and after June 15, 2018 will be deemed to be Preferential Alternate Consideration if such consideration includes (i) any debt obligations with an interest rate payable, whether payable in cash or in kind, in excess of the cash interest rate payable on the New Third Lien Notes, (ii) any debt obligations with a shorter PIK interest period, larger aggregate cash payment amount or more restrictive covenants than any of the New Second Lien Notes or the New Third Lien Notes, (iii) any debt obligations with a maturity date earlier than any of the New Second Lien Notes or the New Third Lien Notes, (iv) any secured debt obligations with senior lien priority than the New Second Lien Notes with respect to the collateral securing such debt obligations, (v) any debt obligations senior in right of payment to any of the New Second Lien Notes or the New Third Lien Notes. The fair market value of any debt obligations included in the Exchange Consideration or any other consideration will be determined by the weighted average trading price of such debt obligations for trades greater than $500,000 in the five trading days, measured from the close of business on each such day as reported by TRACE (Trade Reporting and Compliance Engine), prior to the FMV Determination Date. The fair market value of any equity included in the Exchange Consideration or any other consideration will be determined by the product of the average volume-weighted average price of such equity for the 20 trading days prior to the FMV Determination Date and the number of units of equity offered in the Exchange Offer or such repurchase or exchange, as applicable; provided that if such equity is not listed on any national securities exchange, the fair market value of such equity shall be determined as of the FMV Determination Date by a nationally recognized independent investment banking firm retained by the Company in consultation with the Required Holders for this purpose, using a volume-weighted average method. The provisions of this Section 7(j) shall survive the Consummation of the Exchange Offer.

2.9 Addition of Section 7(l). Section 7 is hereby amended to include the following paragraph in its entirety as a new paragraph 7(l):

(l) it will not extend the Withdrawal Deadline (as defined in the Offering Memorandum) to a date after August 8, 2016 or otherwise grant any additional withdrawal rights to holders of Existing Notes other than those set forth in the Offering Memorandum (without regard to any amendments, modifications or waivers).

2.10 Addition of Section 8(d). Section 8 is hereby amended to include the following paragraph in its entirety as a new paragraph 8(d):

(d) each Holder will be permitted to terminate its obligations under the Support Agreement, solely as to itself, if (i) the Company grants withdrawal rights at any time after August 8, 2016 and (ii) the percentage of Existing Notes validly tendered and accepted for exchange is lower than the percentage of Existing Notes validly tendered and accepted for exchange at 5:00 p.m. (New York City time) on August 8, 2016; provided that the Company will provide notice promptly to the Holders if such percentage of Existing Notes validly tendered and accepted for exchange has decreased below such level and that the Holders will be permitted to withdraw their tender of Existing Notes for not less than two Business Days subsequent to receipt of any such notice.

2.11 Amendment to Section 9(b)(vi). Section 9(b)(vi) shall be amended and restated in its entirety to read in full as follows:

(vi) modify the ranking of the New Second Lien Notes or the New Unsecured Notes in security or in right of payment, provided, however, that the adding of collateral to secure all or a portion of the New Unsecured Notes shall not require the consent of any Holder;

3. Condition to Effectiveness of Amendment. This Amendment shall be effective upon execution and delivery by each party hereto, provided that the amendments set forth in Section 2 hereto shall each be effective only at such time as the Company amends the Exchange Offer pursuant to the Exchange Offer Amendment in the form of Exhibit A attached hereto.

4. Support Agreement in Full Force and Effect. Except as expressly provided herein, all of the terms, provisions and conditions of the Support Agreement shall remain in full force and effect.

5. Other Provisions. This Amendment and its contents are subject to the Specific Performance; Injunctive Relief, Governing Law, Jurisdiction, Fees and Expenses, Fiduciary Duties, Confidentiality and Interpretive Provisions; Construction provisions of the Support Agreement.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

W&T OFFSHORE, INC.

By:
Name:
Title:

[Signature Page to Amendment]

[Noteholder], on behalf of itself and the funds/accounts set forth in a separate side letter referred to in the Support Agreement:

[Noteholder]

By:
Name:
Title:

[Signature Page to Amendment]

EXHIBIT A

First Supplement to Offering Memorandum

[Exhibit A]